Exhibit 10.3

Aethlon Medical, Inc.

2005 Directors Compensation Program

as adopted in February 2005

In February 2005, the Board of Directors (the “Board”) of Aethlon Medical, Inc. (the “Company”) adopted the Company’s 2005 Directors Compensation Program, in which only non-employee directors of the Company may participate, as follows:

A.	Newly Elected Directors: A newly elected director will receive a one-time grant of options to acquire shares of common stock equal to 1.5% of the common stock outstanding at the time of election, with an exercise price based on the average of the closing bid prices of the common stock for the last ten trading days prior to the date of grant. These options will have a term of ten years and will vest 1/3 upon grant and 1/3 upon each of the first two anniversaries of the date of grant.

B.	Existing Eligible Directors: At the beginning of each fiscal year, each existing eligible director will receive a grant of $25,000 worth of options to acquire shares of common stock, with such grant being valued at the exercise price based on the average of the closing bid prices of the common stock for the last ten trading days prior to the date of grant. These options will have a term of ten years and will vest as follow: $15,000 will vest immediately upon the date of grant and $10,000 will vest on the first anniversary of the date of grant contingent upon each eligible director attending not less than 75% of the Board meetings conducted during the ensuing fiscal year.